Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SAGE Therapeutics Announces Second Quarter 2015 Financial Results and Highlights Recent Progress

Global Phase 3 STATUS Trial to Evaluate SAGE-547 as a Treatment for SRSE Now Open for Enrollment

Novel, Proprietary Second-Generation Product Candidates Poised to Enter Phase 1 in 2015

Cambridge, Mass. – August 12, 2015 – SAGE Therapeutics (NASDAQ: SAGE) today reported business highlights and financial results for the second quarter ended June 30, 2015.

“We are pleased to have moved SAGE-547 into Phase 3 development with the initiation of the STATUS Trial, which will be conducted with U.S. Food and Drug Administration (FDA) agreement under a Special Protocol Assessment, and look forward to enrolling patients expeditiously,” said Jeff Jonas, M.D., Chief Executive Officer of SAGE. “We have a number of important milestones in the second half of 2015 that we believe will position SAGE as a leading neuroscience company developing novel medicines for life-altering CNS disorders with significant unmet need.”

Kimi Iguchi, Chief Financial Officer of SAGE, added, “SAGE continues to maintain a strong cash position with $224.2 million in cash at the end of the second quarter. We have had a very successful year to date, including our April financing, which leaves us well-positioned to advance our pipeline, including funding SAGE-547 Phase 3 development, moving our second-generation modulators into Phase 1 this year, continuing our exploratory development in broader CNS indications and potentially expanding our allosteric modulation platform with our first development candidate focused on NMDA-related dysfunction.”

Pipeline Updates and Upcoming Milestones

•	SAGE-547 in Super-Refractory Status Epilepticus (SRSE): The STATUS Trial, a global, Phase 3, randomized, double-blind, placebo-controlled clinical trial of SAGE-547 for the treatment of patients with SRSE, is now open for enrollment. SAGE also announced it has reached agreement with the FDA under a Special Protocol Assessment on the trial design, endpoints and statistical approach of the Phase 3 STATUS Trial.

•

Proprietary Follow-On Candidates: SAGE’s novel, second-generation GABAA receptor allosteric modulators, SAGE-689 and SAGE-217, continue to advance on track in preclinical development and SAGE plans to initiate Phase 1 clinical trials of these molecules in late 2015. SAGE believes that the potential attributes of these new molecules may provide substantial advantages over existing compounds. SAGE-689 is being developed as an adjunctive IV therapy for the treatment of status epilepticus, while SAGE-217 is being developed as an oral therapy for orphan epilepsies, such as Dravet syndrome and Rett syndrome. Both SAGE-689 and SAGE-217 are designed to have pharmacological properties similar to SAGE-547, but with optimized pharmacokinetic profiles with potential for higher potency and selectivity than first-generation neurosteroids.

•	Exploratory Development Programs: SAGE is using SAGE-547 to explore additional potential uses of GABAA receptor modulators in broader CNS disorders and to help guide the design of second-generation molecules for development in the applicable diseases.

•	Postpartum Depression (PPD): In June 2015, SAGE reported top-line data from an exploratory, open-label clinical trial of SAGE-547 as a treatment for PPD, a distinct and readily identified form of major depressive disorder estimated to affect up to 20% of women following childbirth, that indicated a statistically significant improvement from baseline in depression in four of four women with severe PPD within 24 hours after administration of intravenous SAGE-547. In late 2015, SAGE plans to initiate a placebo-controlled trial of SAGE-547 in patients with PPD to validate the activity signal observed in the open-label trial.

•	Essential Tremor (ET): SAGE is also exploring the potential use of GABAA receptor modulators in a proof-of-principle clinical trial for ET, a debilitating neurological disorder that causes involuntary, rhythmic shaking with no known cause, affecting over 10 million people in the United States. SAGE is in the final stages of enrollment in the exploratory trial and expects to report top-line results imminently.

Financial Results and Guidance

•	Cash Position: Cash and cash equivalents as of June 30, 2015 were $224.2 million, compared with $127.8 million at December 31, 2014. The increase was primarily due to net proceeds of $129.1 million from the company’s public offering completed in April 2015.

•	R&D Expenses: Research and development expenses were $18.6 million, including $2.3 million of non-cash stock-based compensation expense, in the second quarter of 2015, compared to $4.4 million, including $0.2 million of non-cash stock-based compensation expense, in the second quarter of 2014. The increase in R&D expenses was primarily due to increased spending on clinical activities related to the SAGE-547 development program and its advancement into Phase 3, increased personnel-related R&D expenses to support the advancement of SAGE’s pipeline of programs, and expenses associated with non-clinical and discovery efforts.

•	G&A Expenses: General and administrative expenses were $6.5 million, including $3.1 million of non-cash stock-based compensation expense, in the second quarter of 2015, compared to $1.8 million, including $0.2 million of non-cash stock-based compensation expense, in the second quarter of 2014. The increase in G&A expenses was primarily due to personnel-related costs and professional fees associated with operating as a public company.

•	Net Loss: Net loss was $25.0 million for the second quarter of 2015 compared to net loss of $7.8 million for the second quarter of 2014.

•	Financial Guidance: SAGE reiterates its expectation that its cash and cash equivalents on hand as of the date hereof will be sufficient to fund its operations through mid-2017.

About SAGE-547

SAGE-547 is an allosteric modulator of both synaptic and extra-synaptic GABAA receptors. SAGE-547 is an intravenous agent in Phase 3 clinical development as an adjunctive therapy for the treatment of super-refractory status epilepticus (SRSE). SAGE-547 has been granted both Fast Track and orphan drug designations by the U.S. Food and Drug Administration (FDA) for the treatment of SRSE. The active pharmaceutical ingredient has been contributed under agreement by the Regents of the University of California and the University of California, Davis.

About Status Epilepticus

Status epilepticus (SE) is a life-threatening seizure condition that occurs in approximately 150,000 people each year in the U.S., of which 30,000 SE patients die.1 An SE patient is first treated with benzodiazepines, and if no response, is then treated with other, second-line, anti-seizure drugs. If the seizure persists after the second-line therapy, the patient is diagnosed as having refractory SE (RSE), admitted to the ICU and placed into a medically induced coma.

Currently, there are no therapies that have been specifically approved for RSE; however, physicians typically use anesthetic agents to induce the coma and stop the seizure immediately. After a period of 24 hours, an attempt is made to wean the patient from the anesthetic agents to evaluate whether or not the seizure condition has resolved. Unfortunately, not all patients respond to weaning attempts, in which case the patient must be maintained in the medically induced coma. At this point, the patient is diagnosed as having SRSE. We estimate that there are 25,000 cases of SRSE in the U.S.1-3 each year. Currently, there are no therapies specifically approved for SRSE.

About SAGE Therapeutics

SAGE Therapeutics is a clinical-stage biopharmaceutical company committed to developing and commercializing novel medicines to treat life-threatening, rare central nervous system, or CNS, disorders. SAGE’s lead program, SAGE-547, is in Phase 3 clinical development for super-refractory status epilepticus (SRSE) and is the first of several compounds the Company is developing in its portfolio of potential CNS medicines. SAGE’s proprietary chemistry platform has generated multiple new compounds that target GABAA and NMDA receptors, which are broadly accepted as impacting many psychiatric and neurological disorders. For more information, please visit www.sagerx.com.

Forward-Looking Statements

Various statements in this release concerning SAGE’s future expectations, plans and prospects, including without limitation, SAGE’s expectations regarding SAGE-547 as a treatment for SRSE, essential tremor and postpartum depression, statements concerning the potential safety and efficacy of SAGE-547 and durability of response, the potential importance and impact of the Phase

3 STATUS trial and the open-label expanded access protocol for SAGE-547, whether the results from the Phase 3 STATUS trial together with other available clinical data for SAGE-547 will be sufficient to support submission of an NDA for this product candidate, the timing of SAGE’s clinical trials for its product candidates, and SAGE’s expectations relating to available cash and cash equivalents and marketable securities at the end of 2015 constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In particular, it should be noted that there is limited data concerning the safety and efficacy of SAGE-547. These data may not be repeated or observed in ongoing or future trials involving SAGE-547 or SAGE’s other product candidates. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, SAGE’s ability to successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, SAGE’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, SAGE’s ability to manage operating expenses, SAGE’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, SAGE’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in SAGE’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in SAGE’s subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent SAGE’s views only as of today and should not be relied upon as representing its views as of any subsequent date. SAGE explicitly disclaims any obligation to update any forward-looking statements.

[1]	DeLorenzo RJ, Pellock JM, Towne AR, Boggs JG. J Clin Neuro 1995; 12(4): 316-325.
[2]	Claassen J, Hirsch LJ, Emerson RG, Mayer SA. Epilepsia 2002; 43(2): 146-153.
[3]	Novy J, Logroscino G, Rossetti AO. Epilepsia 2010; 51(2): 251-256.

###

Investor Contact:

Paul Cox, SAGE Therapeutics

paul.cox@sagerx.com

617-299-8377

Media Contact:

Dan Budwick, Pure Communications

dan@purecommunicationsinc.com

973-271-6085

Sage Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$224,234	$127,766
Prepaid expenses and other current assets	3,274	1,056

Total current assets	227,508	128,822
Property and equipment, net	285	163
Restricted cash	39	39
Deferred tax assets	641	641

Total assets	$228,473	$129,665

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,195	$2,429
Accrued expenses	5,164	4,687
Deferred tax liabilities	641	641

Total current liabilities	11,000	7,757
Other liabilities	22	23

Total liabilities	11,022	7,780

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized at June 30, 2015 and December 31, 2014, respectively; no shares issued or outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.0001 par value; 120,000,000 shares authorized at June 30, 2015 and December 31, 2014, respectively; 28,625,403 and 25,621,791 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	326,191	188,727
Accumulated deficit	(108,743)	(66,845)

Total stockholders’ equity	217,451	121,885

Total liabilities and stockholders’ equity	$228,473	$129,665

Sage Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$18,603	$4,381	$31,503	$8,554
General and administrative	6,456	1,807	10,453	3,424

Total operating expenses	25,059	6,188	41,956	11,978

Loss from operations	(25,059)	(6,188)	(41,956)	(11,978)
Interest income (expense), net	41	1	62	1
Other income (expense), net	(9)	(5)	(4)	(5)

Net loss and comprehensive loss	(25,027)	(6,192)	(41,898)	(11,982)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,577)	—	(1,903)

Net loss attributable to common stockholders	$(25,027)	$(7,769)	$(41,898)	$(13,885)

Net loss per share attributable to common stockholders—basic and diluted	$(0.90)	$(4.57)	$(1.57)	$(8.28)

Weighted average number of common shares used in net loss per share attributable to common stockholders—basic and diluted	27,860,332	1,700,517	26,765,705	1,676,864